UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
May 3, 2010
Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50976 (Commission File Number)	01-0666114 (IRS Employer Identification Number)
550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)
(312) 583-8700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders
The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) was held on May 3, 2010 and a total of 20,295,163 shares were present in person or by proxy. The following matters were voted upon, and approved by, the Company’s shareholders at the Annual Meeting: (i) the election of three Class III members of the Board of Directors to serve terms ending at the Company’s 2013 Annual Meeting; (ii) the approval of the amendment and restatement of the Company’s 2004 Omnibus Stock Plan to increase the number of shares that may be issued under that plan by 650,000, together with a number of other changes to that plan; and (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010. The following is a summary of the voting results for each matter presented to shareholders:
Proposal No. 1 — Election of Directors

Name	Shares For	Shares Withheld	Broker Non Votes
James D. Edwards	16,416,284	410,789	3,468,090
John McCartney	13,203,532	3,623,541	3,468,090
James H. Roth	16,440,218	386,855	3,468,090
The other members of the Company’s board of directors whose terms of office continued after the meeting were: Dubose Ausley, H. Eugene Lockhart, George E. Massaro, and John S. Moody.
Proposal No. 2 — To approve an Amendment and Restatement to the Company’s 2004 Omnibus Stock Plan.

Shares For	Shares Against	Shares Abstain	Broker Non Votes
12,668,209	4,100,963	57,901	3,468,090
Proposal No. 3 — To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

Shares For	Shares Against	Shares Abstain	Broker Non Votes
19,457,736	783,675	53,752	—
Item 7.01. Regulation FD Disclosure.
This Current Report on Form 8-K also corrects certain previously disclosed operating data related to the Legal Consulting segment and the total Company with respect to the full-time billable consultant average billing rate, the revenue per full-time billable consultant and the revenue per full-time equivalents for the first quarter of 2010. Total revenues for the Legal Consulting segment and the total Company remain unchanged, however the mix of revenue attributable to full-time billable consultants and full-time equivalents decreased $2.5 million and increased $2.5 million, respectively, thereby resulting in a change to the aforementioned operating metrics for the first quarter of 2010.
As a result of the correction of the revenue mix discussed above, the corrected operating metrics are as follows:

	Legal Consulting Segment			Total Company
		Q1-2010			Q1-2010
	Q1-2010	Previously		Q1-2010	Previously
	Revised	Reported	Q1-2009	Revised	Reported	Q1-2009
Full-time billable consultant average billing rate per hour	$190	$266	$233	$242	$248	$253
Revenue per full-time billable consultant (in thousands)	$46	$64	$57	$72	$74	$82
Revenue per full-time equivalents (in thousands)	$37	$33	$27	$47	$44	$42

Additionally, the following revenue discussions for the Legal Consulting segment and the total Company are impacted by the foregoing corrections and are corrected as follows.
Of the overall $10.2 million increase in revenues in the Legal Consulting segment, $13.2 million was attributable to our full-time equivalents, which was partially offset by a $2.9 million decrease attributable to our full-time billable consultants. The $13.2 million increase in full-time equivalent revenues reflected an increase in demand for our document review services. The $2.9 million decrease in full-time billable consultant revenues reflected a decrease in the demand for our services coupled with a decrease in the number of full-time billable consultants and a decrease in the average billing rate for this segment.
Of the overall $12.2 million decrease in total Company revenues, $29.1 million was attributable to our full-time billable consultants, partially offset by a $16.9 million increase attributable to our full-time equivalents. The $29.1 million decrease in full-time billable consultant revenues was primarily attributable to an overall temporary decrease in the demand for our services coupled with a continued weakened economy that has resulted in a decrease in discretionary spending by our clients as well as delayed decisions by clients on new client engagements. Our average billing rate and utilization decreased in the quarter compared to the same period in the prior year. The $16.9 million increase in full-time equivalent revenues resulted from increased demand for our variable, on-demand consultants in our Financial Consulting and Legal Consulting segments.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)
Date: May 5, 2010	/s/ James K. Rojas
James K. Rojas
Vice President, Chief Financial Officer and Treasurer